                                                                  Exhibit (j)(1)


April 18, 2002


Pilgrim Variable Products Trust
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258

Re:   Pilgrim Variable Products Trust
      (To Be Renamed ING Variable Products Trust)
      (File Nos. 33-73140 and 811-8220)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 21 to the Registration Statement of Pilgrim Variable Products Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert
----------------------------